Exhibit 5.1

December 1, 2009 Regency Energy Partners LP 2001 Bryan Street, Suite 3700 Dallas, Texas 75201	Mayer Brown LLP 700 Louisiana Street Suite 3400 Houston, Texas 77002-2730 Main Tel +1 713 238 3000 Main Fax +1 713 238 4888 www.mayerbrown.com
Re:	REGENCY ENERGY PARTNERS LP; REGISTRATION STATEMENT ON FORM S-3
Ladies and Gentlemen:
     We have acted as counsel to Regency Energy Partners LP, a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on the date hereof and to which this opinion is an exhibit. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale, from time to time, pursuant to Rule 415 under the Securities Act, of common units representing limited partner interests in the Partnership (the “Common Units”).
     We have also participated in the preparation of the prospectus relating to the Registration Statement and included as a part thereof (the “Prospectus”). The Common Units may be offered in such amounts and at such prices and on such terms to be determined in light of market conditions at the time of offer and sale and to be set forth in a prospectus supplement to the Prospectus (a “Prospectus Supplement”).
     In rendering the opinion set forth below, we have examined and relied upon (i) the Registration Statement, including the Prospectus; (ii) the Amended and Restated Limited Partnership Agreement of the Partnership dated February 3, 2006, as amended through the date of this opinion (the “Partnership Agreement”); (iii) the Amended and Restated Limited Liability Company Agreement of Regency GP LLC dated February 3, 2006; (iv) the Amended and Restated Limited Partnership Agreement of Regency GP LP dated February 3, 2006; and (v) such certificates, statutes and other instruments and documents as we consider appropriate for purposes of the opinion hereafter expressed. In addition, we have reviewed such questions of law as we considered appropriate.
     In connection with this opinion, we have assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and comply with applicable law; (ii) a Prospectus Supplement will have been prepared and filed with the Commission describing the Common Units offered thereby; (iii) all Common Units will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable Prospectus Supplement; and (iv) a definitive purchase, underwriting or similar agreement with respect to any Common Units offered will have been duly authorized and validly executed and delivered by the Partnership and the other parties thereto;
     Based upon and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:
(1) With respect to the Common Units, when (i) the Partnership has taken all necessary action to approve the issuance of such Common Units, the terms of the offering and related matters, (ii) the applicable definitive purchase, underwriting or similar agreement has been duly authorized and validly executed and delivered by the parties thereto and (iii) the Common Units have been issued and delivered in accordance with terms of the applicable definitive purchase, underwriting or similar agreement approved by the Partnership upon payment of the consideration therefore provided for therein, then the Common Units will be validly issued, fully paid (to the extent required under
Mayer Brown LLP operates in combination with our associated English limited liability partnership
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the Partnership Agreement) and non-assessable (except as such non-assessability may be limited under Section 17-303 and Section 17-607 of the Delaware Revised Uniform Limited Partnership Act).
     The opinion expressed herein is qualified in the following respects:
A.	We have assumed, without independent verification, that the certificates for the Common Units will conform to the specimens thereof examined by us and will have been duly countersigned by a transfer agent and duly registered by a registrar of the Common Units.

B.	We have assumed that (i) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine, and (ii) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete.

C.	This opinion is limited in all respects to federal law of the United States of America, the Delaware Revised Uniform Limited Partnership Act, the Delaware Limited Liability Company Act and the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware.
     We hereby consent to the references to this firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,
/s/ Mayer Brown LLP
Mayer Brown LLP